Exhibit 99.1

Trendyol GO to join forces with Uber

Trendyol Group today announced an agreement with Uber Technologies, Inc., for the company to acquire a controlling stake in Trendyol GO.

The acquisition will close upon approval from the relevant regulatory authorities in the coming months. Once complete, the Trendyol GO app will continue to seamlessly serve customers, merchants, and couriers, while Uber introduces key capabilities over the coming years from Uber Eats, Uber’s global delivery platform.

Çağlayan Çetin, President of Trendyol Group, commented on the agreement, saying, “As a player in the global e-commerce arena, we are committed to offering our customers a seamless e-commerce experience, supporting local businesses and producers to grow, and contributing to the overall economic development of our country. We firmly believe that with its new structure, Trendyol GO will continue to grow and strengthen.”

Çetin also stated, “This acquisition of Trendyol GO reflects the strength of the Turkish technology and e-commerce sectors and the broader economy of Türkiye. Trendyol Group will continue to invest in our country and we will keep evaluating additional growth opportunities in the future.”

Dara Khosrowshahi, CEO of Uber stated: “Uber and Trendyol GO coming together will elevate the delivery sector in Türkiye for consumers, couriers, restaurants and retailers, especially small and family-owned businesses. This deal reflects our long-term commitment to Türkiye, we’re incredibly impressed with what the Trendyol GO team has built, and we’re excited to continue that strong momentum across the country.”

The Trendyol GO platform serves customers across Türkiye with groceries and meals from more than 90,000 restaurants and markets via 19,000 couriers.